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                                                                    EXHIBIT 99.3

                INSTRUCTIONS REGARDING SUBSCRIPTION CERTIFICATES
                           TOWER FINANCIAL CORPORATION

    The following instructions relate to the distribution by Tower Financial Corporation (the "Company") of non-transferable rights to purchase common stock pursuant to the Rights Offering described in the Company's Prospectus dated July 22, 2002, which accompanied these instructions (the "Prospectus"). The terms and conditions of the Rights Offering are set forth in the Prospectus. If you have questions, please contact the subscription agent or the lead marketing agent at the telephone numbers provided below.

    The Company has distributed at no charge to each of its shareholders and optionholders as of the close of business on May 31, 2002, one "right" for each share owned or subject to an exercisable option as of that time. Rights holders may purchase one share of the Company's common stock at the price of $10.75 per share for every two rights held. The Company will not issue fractional shares. Shareholders who exercise their rights to the fullest possible extent (other than rights received due to their status as optionholders, if applicable) also will have an oversubscription privilege, which will entitle them to subscribe, at $10.75 per share, for shares that other rights holders decline to purchase, up to a maximum combined subscription of 100,000 shares per subscriber. Optionholders do not have an oversubscription privilege. The Rights Offering will expire at the close of business on August 21, 2002 (the "Expiration Date").

    The rights are evidenced by nontransferable subscription certificates ("Subscription Certificates"), which shareholders (including nominee holders) and optionholders are receiving with copies of the Company's Prospectus. The Subscription Certificate states the number of rights you are receiving and the "maximum primary subscription shares available" for purchase by exercising your rights.

    You may exercise your rights and the oversubscription privilege by properly completing and signing the Subscription Certificate and delivering it, along with payment of the entire subscription price for all shares for which you are subscribing, to EquiServe Trust Company, N.A. (the "Subscription Agent"), at the address set forth below. YOUR SUBSCRIPTION CERTIFICATE (OR A NOTICE OF GUARANTEED DELIVERY AS DESCRIBED BELOW) AND PAYMENT OF THE ENTIRE SUBSCRIPTION PRICE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT AT OR BEFORE THE CLOSE OF BUSINESS ON THE EXPIRATION DATE. UNEXERCISED RIGHTS WILL EXPIRE WITHOUT VALUE AT THAT TIME. ANY SUBSCRIPTION TENDERED TO THE SUBSCRIPTION AGENT MAY NOT BE REVOKED.

SUBSCRIPTIONS

    Banks, brokers and other nominee holders should contact their beneficial owners as soon as possible to obtain their exercise instructions. If a beneficial owner wishes to exercise rights, the nominee holder should follow the exercise procedures described in these instructions and in the Prospectus.

    To exercise your rights and the oversubscription privilege you must properly complete and sign your Subscription Certificate and deliver it to the Subscription Agent, along with full payment for all shares of common stock subscribed for pursuant to the exercise of your subscription rights and the oversubscription privilege, if any. See "Guaranteed Delivery Procedures," if you cannot deliver your Subscription Certificate on a timely basis. Facsimile delivery of Subscription Certificates will not constitute valid delivery.

    Delivery to the Subscription Agent may be made by mail, overnight courier or hand delivery, as follows:

By Mail:                     By Overnight Courier:       By Hand Delivery:
-------                      --------------------        ----------------
EquiServe Trust Co.          EquiServe Trust Co.         Securities Transfer & Reporting
Attn:  Corporate Actions     Attn:  Corporate Actions    c/o EquiServe Trust Co.
Post Office Box 43025        40 Campanelli Drive         100 William's St. Galleria
Providence, RI  02940-3025   Braintree, MA  02189        New York, NY  10038

    The Company will resolve any issues relating to whether any exercise of rights and the oversubscription privilege is timely and proper, and its determination will be final and binding. If your subscription is defective, the Company may reject it, waive the defect or allow you to correct it, in the Company's sole discretion. The Company has no duty to notify you of any defect in your subscription and neither does the Subscription Agent or the



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marketing agents. You are solely responsible for the timely and proper submission of your Subscription Certificate and payment.

SUBSCRIPTION FUNDS AND ACCEPTANCE OF PAYMENT

    You may pay your subscription funds by personal check, certified check, bank draft or cashier's check drawn upon a U.S. bank, or by postal, telegraphic or express money order. You may not pay in cash or by wire transfer. Checks and money orders should be payable in U.S. dollars to "EquiServe Trust Company, N.A., as Subscription Agent for Tower Financial Corporation." Please reference your Subscription Certificate "control number," which is shown on the front of your Subscription Certificate, on your check or money order. Your payment will be considered to have been made only when it is actually received by the Subscription Agent.

    The Subscription Agent will deposit all subscription funds upon receipt in a segregated escrow account. If you exercise the oversubscription privilege and there are not enough shares available to honor your subscription in full, you will receive a refund of your excess subscription funds as soon as practicable by mail. If the Company terminates the Rights Offering, any subscription funds previously tendered will be returned promptly. You will not receive any interest on your subscription funds while they are on deposit with the Subscription Agent and any refund of subscription funds will be without interest.

EFFECT OF OVERPAYMENT AND UNDERPAYMENT

    If the amount of subscription funds you deliver does not correspond to the number of shares indicated in your Subscription Certificate or if you do not indicate a number of shares on your Subscription Certificate, you will be deemed to have subscribed for the maximum number of whole shares you are eligible to purchase and which can be purchased with the subscription funds you delivered.

EXECUTION

    Execution by registered holder. The signature on the Subscription Certificate must correspond with the name of the registered rights holder exactly as it appears on the face of the Subscription Certificate without any alteration or change. Joint owners should each sign. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity, such as an executor, trustee or corporate officer, must indicate their capacity when signing.

    Execution by person other than registered holder. If the Subscription Certificate is executed by a person other than the registered rights holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Subscription Agent dispenses with proof of authority.

METHOD OF DELIVERY

    You have been provided with an envelope that you may use for mail delivery, but your method of delivery is your choice and you bear the risk of a failed or late delivery. If you use mail delivery, the Company recommends registered mail. IN ANY EVENT, YOU MUST DELIVER THE SUBSCRIPTION CERTIFICATE AND SUBSCRIPTION FUNDS SO THAT THEY ARE RECEIVED BY THE SUBSCRIPTION AGENT NO LATER THAN THE CLOSE OF BUSINESS ON THE EXPIRATION DATE. Please allow adequate time for delivery based upon your chosen method. If you want to exercise your rights but are unable to deliver your Subscription Certificate by the expiration date, you may still exercise your rights and oversubscription privilege by following the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to exercise some or all of your rights, but time will not permit you to deliver your Subscription Certificate to the Subscription Agent prior to the close of business on the Expiration Date, you may use the following guaranteed delivery procedures. In general, these procedures allow you to exercise your rights and the oversubscription privilege by faxing to the Subscription Agent a "Notice of Guaranteed Delivery" on or before the Expiration Date. You must still deliver all subscription funds by the Expiration Date.




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    To use the guaranteed delivery procedures, you must deliver to the
Subscription Agent, no later than the close of business on the Expiration Date, a properly completed and signed Notice of Guaranteed Delivery (a form of which is included with your Subscription Certificate) together with payment of the entire subscription price for all shares for which you are subscribing. You may deliver the Notice of Guaranteed Delivery by any method permitted for delivery of Subscription Certificates or you may fax it to the Subscription Agent at
(781) 380-3388.

    The Notice of Guaranteed Delivery must state your name, the number of rights you hold, the number of shares for which you are subscribing with your rights, and the number of shares, if any, for which you are subscribing pursuant to the oversubscription privilege. It must be signed by a representative of a (a) member firm of a registered national securities exchange; (b) member of the National Association of Securities Dealers, Inc.; or (c) bank or trust company having an office or correspondent in the United States. The Notice of Guaranteed Delivery guarantees that your properly completed and signed Subscription Certificate will be delivered to the Subscription Agent within the following three (3) Nasdaq National Market System trading days. If this procedure is followed and in order for your exercise to be valid, your Subscription Certificate must be received by the Subscription Agent within three (3) Nasdaq National Market System trading days of the date of the Notice of Guaranteed Delivery.

    Additional copies of the form of Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent.

ACCEPTANCE OF SUBSCRIPTIONS AND MAILING OF STOCK CERTIFICATES

    The Rights Offering will expire at the close of business on August 21, 2002. If all of the available shares have been subscribed for in the Rights Offering or if, for any reason, the Company does not conduct the limited public offering as described below, the Company will accept subscriptions tendered in the Rights Offering promptly after its expiration. Stock certificates reflecting the accepted subscriptions will be mailed as soon as practicable thereafter. Shareholders who hold their shares in "street name" through a bank, broker or other nominee will not receive stock certificates but, instead, will have their nominee account credited with shares they purchase.

    The Company may conduct a limited public offering of any shares that are not subscribed for in the Rights Offering to persons selected by the Company, in its sole discretion. Terms and conditions of the limited public offering are set forth in the Prospectus. If the limited public offering is conducted, the Company will postpone the acceptance of subscriptions tendered in the Rights Offering until the conclusion of the limited public offering. The limited public offering, if conducted, will expire at the close of business on August 28, 2002, unless the Company extends it in the Company's sole discretion. The Company does not intend to extend the limited public offering past September 12, 2002, but if it does, it will allow subscribers in both offerings to change their subscriptions. Promptly upon the conclusion of the limited public offering, the Company will accept subscriptions tendered in both of the offerings and mail stock certificates as soon as practicable thereafter.

CONTACTING THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT

    If you have questions about your subscription or these instructions, please contact the Subscription Agent. If you have questions about Tower Financial Corporation or the Rights Offering, please contact our lead marketing agent, Stifel, Nicolaus & Company, Incorporated.

                             THE SUBSCRIPTION AGENT:

                          EquiServe Trust Company, N.A.
                            Facsimile: (781) 380-3388
                            Telephone: (800) 730-6001
               Monday through Friday during normal business hours

                              LEAD MARKETING AGENT:

                    Stifel, Nicolaus & Company, Incorporated
             Telephone: (888) 530-3889 (toll free) or (260) 459-3989
               Monday through Friday during normal business hours